VIRTUAL COMMUNICATIONS CORPORATION
CONSOLIDATED BALANCE SHEETS
(AUDITED)

	December 31,	December 31,
	2014	2013
ASSETS

Current assets
Cash	$424,243	$890,531
Accounts receivable, net of $38,023 and $4,674 of allowance for doubtful accounts, respectively	35,109	77,611
Due from a related party	-	168,000
Inventory	-	-
Prepaid expenses	2,665	-
Total current assets	462,017	1,136,142

Fixed assets, net of $229,200 and $220,309 of accumulated depreciation, respectively	10,244	14,975

Software development, net of $17,114 and $10,200 of accumulated amortization, respectively	86,597	93,511

Capatalized loan fees, net of $4,930 and $4,930 of accumulated depreciation, respectively	-	-

Total Assets	$558,858	$1,244,628

LIABILITIES

Current Liabilities
Accounts payable and accrued liabilities	$53,625	$42,456
Deferred revenue	35,309	13,360
Notes payable (current portion)	1,980,250	2,000,000
Rent payable to a related party	457,179	1,060,757
Total current liabilities	2,526,363	3,116,573

Notes payable	2,755,500	875,750

Total Liabilities	5,281,863	3,992,323

STOCKHOLDERS' DEFICIT

Series A Convertible Preferred; 5,000,000 shares authorized at $0.001 par value; -0- and -0- issued and outstanding at December 31, 2014 and December 31, 2013, respectively	-	-

Common stock; 100,000,000 shares authorized at $0.001 par value; 25,124,974 and 25,074,330 issued and outstanding at December 31, 2014 and December 31, 2013, respectively	25,125	25,074
Common stock payable	-	-
Additional paid-in capital	310,036	283,765
Accumulated deficit	(5,058,166)	(3,056,534)
Total stockholders' deficit	(4,723,005)	(2,747,695)

Total liabilities and stockholders' deficit	$558,858	$1,244,628

The accompanying notes are an integral part of these condensed financial statements.